Exhibit 21.1
Nordstrom, Inc. and Subsidiaries
Significant Subsidiaries of the Registrant
As of and for the fiscal year ended February 1, 2025

Name of Subsidiary	Jurisdiction of Incorporation
Nordstrom Card Services, Inc.	Delaware